Exhibit 10.27

Xinda 300,000-Ton Bio-Composite Project

Equipment Purchase Contract

Buyer: Sichuan Xinda Enterprise Group Company Limited

Seller: Harbin Hailezi Science and Technology Co., Ltd.

Contract Serial No.: G09-ZO8-2017-01-002

Place of Signing: Nanchong

Date of Signing: January 3, 2017

Buyer: Sichuan Xinda Enterprise Group Company Limited(the "Buyer"), a company incorporated according to the laws and regulations of the People's Republic of China ("PRC"), whose registration address is Yinghua Industrial Zone, Shunqing District, Nanchong City, Sichuan Province, PRC.
Address: Yinghua Industrial Zone, Shunqing District, Nanchong City, Sichuan Province, PRC

Seller: Harbin Hailezi Science and Technology Co., Ltd. (the "Seller"), a company having rich experiences in the international procurement and after-sale services for plastic equipment.
Address: Room 1710, Foster Building, 242, Hongqi Street, Nangang Concentrated Area, Harbin Economic Development Zone

(hereinafter referred to as a "Party" or "Parties");

With respect to the purchase of equipment for the Xinda 300,000-ton bio-composite project from the Seller, the Parties have agreed as follows and signed the purchase contract after amicable discussion:

Article 1 Purchase of Equipment
Names, specifications and prices of the equipment to be purchased hereunder are set forth in Exhibit A (Manufacturing Equipment List) ("Exhibit A"). The technical requirements are set forth in Exhibit B (Manufacturing Equipment Technology Agreement) ("Exhibit B"). Exhibit A and Exhibit B shall constitute the acceptance certificate of the equipment delivered by the Seller to the Buyer.

Article 2 Packaging
Unless otherwise provided for herein, all the equipment to be provided shall be protected in accordance with the standard protection measures. The equipment packaging shall be suitable for ocean and inland transportation, storage and stevedoring, and measures shall be taken to prevent the equipment from moisture, rain, shock and rust, to ensure that the equipment will be delivered on the Buyer's site in good condition. The Seller shall be liable for any equipment corrosion, damages or losses caused by improper packaging.

Article 3 Transportation Marks
3.1 The Seller shall indicate in a conspicuous manner and with colorfast paint the following items on the four adjacent sides of each packaging box:
A.	Name, part number and box number
B.	Gross/net weight (kg)
C.	Size

3.2 For any packaging weighing 2 tons or more, the Seller shall indicate in a proper manner the "center of gravity" and the "lifting point" on both sides of each packaging box. Based on the nature of the equipment and transportation requirements,  "HANDLE WITH CARE", "KEEP UPRIGHT" OR "KEEP AWAY FROM HUMIDITY" or other proper marks shall be provided to facilitate the handling and transportation.

Article 4 Delivery Notice
Prior to shipment of each batch of equipment, the Seller shall notify the Buyer by telephone first and then by email of the names, quantity, number of packages, gross weight, gross volume (meter cubic), expected delivery date of such equipment, as well as any specific requirements or precautions, if any.

Article 5 Insurance
The Seller shall take out insurance for any equipment delivered for an insured amount of 100% of the purchase price of such equipment.

Article 6 Project Contact
6.1 The Seller and the Buyer shall respectively designate a representative as project contact ("Project Contact"), and authorize such Project Contact to deal with all the equipment and service related technical issues from the effective date of this Agreement till expiration of the quality guarantee period. The Seller and the Buyer shall negotiate to determine the regular and emergency contact methods for Project Contacts. The Project Contacts shall fully cooperate with each other to resolve all the technical issues related to the equipment and service.

6.2 If required by the Buyer, the Seller shall arrange for and accompany the Buyer to inspect the work progress and equipment quality on the equipment manufacturing site, at the cost of the Seller.

Article 7 Equipment Delivery
7.1 Both Parties agree that the final delivery point of all the equipment shall be the Buyer's plant located in Yinghua Industrial Zone, Shunqing District, Nanchong City, Sichuan Province, China. The Seller shall deliver the equipment to the Buyer pursuant to Exhibit A and Exhibit B. Inventory, installation, inspection and transfer of all the equipment listed in Exhibit A shall be conducted in the Buyer's plant in Nanchong City, Sichuan Province.

7.2 The Seller shall start to implement the order within 10 days after receiving the advance payment from the Buyer.

7.3 Seller shall deliver all the equipment to the Buyer's plant by December 30, 2017 and transfer such equipment to the Seller pursuant to Exhibit A and Exhibit B. Both Parties shall make inventory of equipment and keep proper records. In the event that the inventory result is not compliant with Exhibit A or any damages to the equipment are identified, the Seller shall be deemed not to make delivery of equipment on a timely basis and shall provide compliant equipment promptly and without conditions (without causing delay in installation).

7.4 The Seller shall ensure that all the equipment shall be put into commission, inspected and accepted by the Buyer prior to June 30, 2018. The Seller and the Buyer shall execute an acceptance report on the next day of the inspection, which report shall constitute the acceptance certificate. The quality guarantee period shall start from the date of issuance of final acceptance report, during which, the Seller shall be responsible for resolving all the equipment issues which occur after the final acceptance according to the quality guarantee requirements hereunder.

7.5 Both Parties agree that the Seller shall cooperate with the equipment manufacturer in the installation and commissioning of all the equipment and the Seller shall procure, at its own cost, the equipment manufacturer to provide necessary explanations and training to the Buyer such that the technical personnel of the Buyer may independently operate the equipment (including relevant system).

7.6 The technical and installation personnel of the equipment manufacturer shall install the equipment strictly in compliance with the installation instructions and precautions and the Buyer's requirements, and shall take necessary security measures. In case of death or personnel injury during the installation, the Seller and the manufacturer shall be jointly liable for security incidents and economic indemnifications, and the Buyer shall not be held liable therefor.

7.7 As from the date of issuance of the final acceptance report, the custody responsibility and the risk of loss, as well as the management right, right of use, right of disposal and right to earning related to the contract objects shall pass to the Buyer.

Article 8 Quality Guarantee
8.1 The Seller shall ensure that all the equipment provided hereunder shall be new, unused and free from defect. Unless otherwise provided herein, the equipment shall incorporate all the latest design and material improvements. The Seller shall ensure that the software used in the equipment control system has legal copyright, and shall ensure that (i) all the equipment provided hereunder will not infringe upon any third party's intellectual property rights, otherwise, it shall indemnify the Buyer against any losses caused thereby; (ii) in the event that any equipment provided by it infringes upon any third party's intellectual property rights, preventing the Buyer from using such equipment, the Seller shall provide alternative equipment which does not infringe such third party's intellectual property rights and meets the requirement of the Buyer, and shall also indemnify the Buyer against any costs and losses arising therefrom; (3) if the Seller fails to provide any alternative equipment, the Buyer shall have the right to return such equipment and if the malfunction of any equipment affects the operation of any other equipment, the Buyer may elect to return, as the case may be, all such affected equipment and seek indemnification from the Seller.

8.2 The Seller shall ensure that any equipment provided hereunder are compliant with the quality and specification requirements of this Agreement and relevant national standards, if applicable, and such equipment shall deliver  satisfactory performance if properly installed and maintained. The quality guarantee period shall be twelve (12) months as from the date of issuance of the acceptance report.

8.3 The above-mentioned quality guarantee shall not apply to:
▪	Vulnerable parts;
▪	Damages or defects caused by any modifications to the equipment by the Buyer without the consent of the Seller;
▪
Damages or defects caused by any operation, maintenance and service performed by the Buyer  without observing any instruction of the Seller or any operational manual or guideline provided by the Seller;

▪	Damages or defects caused by force majeure.

8.4 The Seller shall ensure that the equipment provided hereunder shall be free from any potential quality defects attributable to the manufacturer or the Seller. In the event that any damages or defects are identified in the operation of equipment for any reasons attributable to the manufacturer or the Seller (including without limitation any potential design or manufacturing defects which are not identified during the inspection), the Seller shall have the obligation to inform the technical personnel of the manufacturer and procure such personnel to arrive on site within 5 days to conduct the repair  as soon as practicable to make such equipment compliant with the operating requirements. The Seller shall ensure that the Buyer will not incur any costs for such repair and shall indemnify and harmless the Buyer against any losses suffered by the Buyer. The Seller shall be liable for any losses as a result of failure or delay in providing such repair service on the part of the manufacturer.

8.5 In addition, with respect to any losses or defects caused due to any reasons not attributable to the manufacturer or the Seller, the Seller shall have the obligation to inform the technical personnel of the manufacturer and procure such personnel to arrive on site within 5 days to conduct the repair as soon as practicable to make such equipment compliant with the operating requirements, in which case, the cost shall be borne by the Buyer.

Article 9 Equipment Price and Payment
9.1 The equipment to be provided hereunder are determined by both Parties through negotiations as described in Exhibit A (Manufacturing Equipment List). The final equipment price shall be Renminbi one billion two hundred forty one million and one hundred forty eight thousand (RMB 1,241,148.000) ("Total Equipment Price").

9.2 The Total Equipment Price constitutes the final price for delivery of the equipment to the point designated by Party A, including packaging, transportation, customs duty, installation, commissioning and technical training. The Buyer shall pay the Total Equipment Price to the Seller by wire transfer, check or acceptance bill.

9.3 The Buyer shall make the advance payment in an amount of Renminbi seven hundred forty four million and seven hundred thousand (RMB 744,700,000) to the Seller within 10 days of the effective daye of this Agreement.

9.4 The Buyer shall pay to the Seller Renminbi one hundred twenty four million (RMB 124,000,000) prior to delivery of equipment in February 2018.

9.5 The Buyer shall pay to the Seller Renminbi one hundred twenty four million (RMB 124,000,000) after fully delivery of equipment in April 2018.

9.6 The Buyer shall pay to the Seller Renminbi one hundred twenty four million (RMB 124,000,000) after installation of equipment in September 2018.

9.7 The Buyer shall pay to the Seller Renminbi sixty two million (RMB 62,000,000) upon inspection and acceptance of the equipment in November 2018.

9.8 After the equipment is put into operation, the quality guarantee deposit of Renminbi sixty two million and four hundred forty eight thousand (RMB 62,448,000) shall be paid prior to November 2019.

Article 10 Tax and Other Expenses
10.1 The Buyer and the Seller shall each burden its own expenses arising from the negotiation, drafting, execution, and performance of this agreement.

10.2 The Parties agree that unless otherwise provided herein, in addition to (i) the fees arising from the installation and adjustment of the equipment, the personnel expenses arising from training, technology service fees and other fees explicitly provided to be borne by the Seller and (ii) any fees and expenses arising from the inconsistency of product quality and failure to perform this agreement, after the equipment has been delivered to the factory of the Buyer, all the taxes and expenses in relation to the performance of this agreement shall be borne by the Seller.

10.3 The Parties agree that unless otherwise provided herein, before the equipment is delivered to the factory of the Buyer, all the taxes and expenses in relation to the performance of this agreement (including packaging, transport, clearance taxes and fees) shall be borne by the Seller.

10.4 The fees arising from installation and adjustment of the equipment and explanations and trainings by the manufacturer and the technology service fees shall be borne by the Seller.

10.5 The Seller shall provide the Buyer VAT invoice in an amount equal to the total purchase price at a tax rate of 17% prior to the completion of the installation and adjustment of the equipment.

Article 11 Representation and Warranties of the Seller
The Seller acknowledges that the Buyer enters into this Contract on the condition that all of the following representations and warranties are true. The Seller represents, warrants and covenants to the Buyer that:

(a) The Seller has all the rights and authorization necessary for the execution, performance and delivery of this Contract and consummation of the transactions contemplated hereunder;

(b) The Seller has taken all the necessary corporate  actions and other actions to obtain the official approval for the execution and delivery of this Contract and the consummation of transactions contemplated hereunder by the Seller;

(c) Upon the approval, execution and delivery of this Contract, this Contract shall constitute legal, effective and binding obligations of the Seller and the Buyer shall be entitled to specific performance by the Seller pursuant to this Contract, subject to the restrictions in relation to insolvency, incapacity, reorganization, delayed payment or similar legal provisions that affect creditor rights; and

(d) The execution, delivery and performance of this Contract and the consummation of transactions contemplated hereunder shall not violate any provisions in Sellers organization and corporate governance documents, or any laws, regulations, contracts or rulings that have a binding effect on the Seller.

Article 12 Representation and Warranties of the Buyer
The Buyer acknowledges that the Seller enters into this Contract on the condition that all of the following representations and warranties are true. The Buyer represents, warrants and covenants to the Seller that:

(a) The Buyer has all the rights and authorization necessary for the execution, performance and delivery of this Contract and consummation of the transactions contemplated hereunder;

(b) The Buyer has taken all the necessary corporate  actions and other actions to obtain the official approval for the execution and delivery of this Contract and the consummation of transactions contemplated hereunder by the Buyer;

(c) Upon the approval, execution and delivery of this Contract, this Contract shall constitute legal, effective and binding obligations of the Buyer and the Seller shall be entitled to specific performance by the Buyer pursuant to this Contract, subject to the restrictions in relation to insolvency, incapacity, reorganization, delayed payment or similar legal provisions that affect creditor rights; and

(d) The execution, delivery and performance of this Contract and the consummation of transactions contemplated hereunder shall not violate any provisions in Buyers organization and corporate governance documents, or any laws, regulations, contracts or rulings that have a binding effect on the Buyer.

Article 13 Breach by the Buyer
If the Buyer carries out any of the following conducts without the Seller's prior written consent, it shall compensate the Seller and hold the Seller harmless:

(a) if the Buyer delays payment of any installment of purchase price for the equipment for over 30 days after the due date, the Buyer shall pay all the interest expenses arising from the amounts overdue at a rate equals to the interest rate of current deposit published by the People's Bank of China.

Article 14 Breach by Seller
If the Seller carries out any of the following conducts without the Buyer's prior written consent, it shall compensate the Buyer and hold the Buyer harmless:

(a) if the Seller fails to deliver equipment by the agreed date of delivery provided in this Contract (except if the term has been extended with the Buyer's written consent during the course of performance or as a result of the Buyer's site not meeting certain conditions), the Seller shall pay liquidation damages equal to 0.03% of the total purchase price per day from the day after the agreed date of delivery.

(b) if the Seller fails to install equipment by the agreed date of installation provided in this Contract (except if the term has been extended with the Buyer's written consent during the course of performance or as a result of the Buyer's site not meeting certain conditions), the Seller shall pay liquidation damages equal to 0.03% of the total purchase price per day from the day after the agreed date of installation.

(c) if the Seller fails to pass the final inspection by the agreed date of inspection, the Seller shall (i) at its own expenses replace, adjust or take any other reasonable measures as soon as possible to meet the requirements of the inspection and pass the inspection; and (ii) pay liquidation damages equal to 0.03% of the total purchase price per day from the day after the agreed date of inspection. With respect to the delivery and inspection dates, if delays for four (4) weeks after the dates provided in this Contract. The Buyer shall be entitled to terminate this Contract, claim for all the purchase price already paid and the interest expenses paid daily pursuant to the foregoing, and additional liquidation damages equal to 30% of the purchase price.

(d) if (i) the inspection results reveal that the quality or specifications are inconsistent with the provisions in this Contract or the equipment has defects, or (ii) the operation process reveals latent defects existent prior to the delivery of the equipment, and the Buyer makes claims prior to the expiration of the checking, installation, adjustment, inspection and warranty periods, it shall also settle the claims pursuant to Article 15.2 of this Contract; if the Buyer discovers latent defects existent prior to the delivery of the equipment after the expiration of the warranty period, pursuant to Article 8.4 of this Contract, the Seller has an obligation to notify and cause the technicians of the manufacture to repair the equipment onsite within five days. The maintenance shall be carried out as soon as possible and to the effect that the equipment meets the standards for production. The Seller undertakes that the Buyer shall not burden any expenses for such maintenance and that it shall compensate the Buyer of any losses suffered as a result of such latent defect.

Article 15 Indemnification
15.1 In case there is any inaccuracy of any Party's any representations, warranties or covenants in this Contract, or any Party has breached the representations, warranties or covenants hereunder, any claims, loss, penalties for damages, fees and expenses (including but not limited to any direct financial losses, indirect financial losses, fees of notarization, lawsuits, attorneys and travel expenses), one Party (the "Indemnifier") shall indemnify the other Party.

15.2 If the Seller is liable for any inaccuracy of any representations, warranties or covenants and the Buyer claims for damages during the examination, installment, commissioning and warranty period as specified in this Contract, the Seller and the Buyer shall resolve the damage claims in one or more of the following methods:

A.
the Seller agrees that the Buyer is entitled to decline the receipt of the equipment,  and return the amount of the declined equipment within 10 days from the date that the Buyers declines the receipt of the equipment. The Seller shall bear all transportation expenses already accrued and as a result of the return.

B.	the Parties shall agree to lower the price of the equipment based on the extent of damage and inaccuracy of the equipment.

C.
to replace the damaged parts and/or amend damaged parts with new competent in accordance with the Contract in terms of specification, quality and condition. The Seller shall be responsible for any fees and risks incurred herewith and shall be liable for any direct loss incurred herewith. The Seller shall also guarantee a three-month warranty period from the date of the replacement/amendment. However such warranty period shall be on or after the warranty period specified in this Contract.

Article 16 Notice
16.1 Notice
Any notice, request, claim, agreements or other communications ("Notice") shall be delivered by courier, email or fax. The Notice shall also be sent to the designated address or fax number specified in the Notice sent by each Party. The Notice shall be in accordance with the delivery of notice of this Contract.

16.2 Service
A Notice shall be deemed as delivered pursuant to any of the followings:

(a) Where a Notice is sent by courier service, service of the Notice shall be deemed to be effected by proper delivery to the courier;

(b) Where a Notice is sent by pre-paid certified mail, service of the Notice shall be deemed to be effected on the third business day after sending off;

(c) Where a Notice is sent by fax, service of the Notice shall be deemed to be effected on the date of the fax (as long as the sender maintain a confirmation report with information of content of fax, fax number of the received, page number of the fax and date of the fax).

Article 17 Termination
17.1 Termination
Unless otherwise provided in this Contract, this Contract shall be terminated when the Contract is performed in full.

17.2 Continuance of Effectiveness
If this Contract is terminated pursuant to this Section 17, Section 16.1, 16.2 and 18.1 shall survive despite the termination of this Contract. The termination of this Contract shall not be regarded as release of any Party's liability for breach of this Contract before the date of Termination.

Article 18 Governing Law and Dispute Resolution
18.1 Governing Law
This Contract shall be governed by and construed under the laws of PRC.

18.2 Dispute Resolution
Any dispute, controversy or claim arising out of or relating to this Contract, or the enforcement, interpretation, breach, termination, or validity thereof (each referred to as a "Dispute"), shall be first negotiated among Parties in good faith. If the Parties fail to reach an agreement based on negotiations, a Dispute shall be submitted to the court.

18.3 Suits
The suit shall be submitted to the court in the location of the execution of this Contract.

18.4 Property Preservation
In order to protect the rights of the Parties and to provide remedies, before the court makes any final judgement, either Party shall be entitled to apply for property preservation to any competent court. During the term of dispute resolution, except for the issues in relation to the disputes, the Parties shall continue enforcement of this Contract.

Article 19 Force Majeure
In case of any event which cannot be reasonably foreseen, controlled or avoided by a Party, such as earthquake, typhoon, flood (except for the fire proved to be caused by negligence or intention of a Party, its employees or customers) and other natural disasters, war, riot, and similar military actions, civil commotion and strike, sabotage, epidemic diseases, and embargo, expropriation, injunction or other restrictions or actions by the authority (each, "Force Majeure"), thus preventing such Party from wholly or partly performing the obligations under this Contract ("Affected Party"), such Party shall be deemed as not breaching the Contract under the satisfaction of all the following conditions:

(a) the shutdown, failure or delay to perform the obligations of the Contract by the Party, is directly caused by an Force Majeure;

(b) in the occurrence of an Force Majeure, the Affected Party has notified the other and provides written materials in connection with such event within thirty (30) days after the occurrence of the Force Majeure, including documents stating the reasons for delay or failure to perform all part of this Contract.

Article 20 Miscellaneous
20.1 Waiver
No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Neither the failure nor any delay on the part of a party to exercise any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise of the same or of any other right, power or remedy, nor shall any waiver of accountability with respect to any breach of any provision be deemed as a waiver of the accountability with respect to the breach of such provision thereof and any other provision.

20.2 No Assignment or Sublease
The Contract shall be binding upon and inure to the benefit of the successor and permitted assignee of each party. Either Party shall not, without the prior written consent of the other, assign any rights or obligations hereunder.

20.3 Entire Agreement
This Contract constitutes the entire agreement and understanding between the Parties regarding the subject matter hereunder and supersedes all prior agreements or understanding concerning such subject matter.

20.4 Remedy
(a) The Parties acknowledge that, damages may not be an adequate remedy for the losses out of the breach of the Contract, and each Party shall be entitled to injunctive relief and a decree for specific performance of the terms or provisions hereunder or such other relief.

(b) The rights of each Party hereunder shall be cumulative rights and each Party shall be entitled to any other rights or remedies except for those otherwise entitled by the law.

20.5 No Employment, Partnership or Agency
No provision hereunder shall constitute or be deemed to constitute employment, partnership or agency between the Parties.

20.6 Severability
Each provision and each obligation hereunder shall be deemed as severable, and shall be enforced severally when any one or more obligation may not be enforced wholly or partly. If any one or more provision of this Contract is held unenforceable, it shall be deemed as deleted from the Contract. No deletion of any provision hereof shall impact on the enforceability of the other provisions hereof.

20.7 Amendment
This Contract may be amended, modified or changed with the written agreement executed by both parties.

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute this Contract on the date first above written.

This Contract is executed in four (4) counterparts, and each Party shall keep two (2) copies.

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Exhibit A: Manufacturing Equipment List
Exhibit B: Manufacturing Equipment Technology Agreement

Buyer: Sichuan Enterprise Group Company Limited (Seal)

Signed by Legal Representative or Authorized Representative:  2017.1.3

Seller: Harbin Hailezi Science and Technology Co., Ltd. (Seal)

Signed by Legal Representative or Authorized Representative: 2017.1.3

Exhibit A: Manufacturing Equipment List

Serial No.	Contract Details
	Name	Unit	Quantity	Unit Price (10,000 RMB)	Amount (10,000 RMB)
1	Centralized Supplying System	Set	4	6,584.28	26,337.12
2	Measuring System	Piece	45	104.30	4,693.5
3	Extrusion System	Piece	45	1,162.30	52,303.50
4	Homogenizing System	Set	4	1,807.50	7,230.00
5	Packaging System	Set	6	900.00	5,400.00
6	Accessory Equipment	Set	1	3,052.51	3,052.51
Subtotal			105	-	99,016.63
7	Storing System	Set	57	450.00	25650.00
Subtotal			57		25,650.00
8	Storing Accessory Equipment	Set	1	798.17	798.17
Subtotal			1		798.17
Total of the Project			160		124,114.80
The final amount agreed by the parties: RMB 1,241,148,000